Exhibit 99.1

Papa John’s Announces First Quarter 2018 Results and Reaffirms 2018 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 8, 2018--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended April 1, 2018.

Highlights

  First quarter earnings per diluted share of $0.50 in 2018 compared to $0.77 in the first quarter of 2017
  North America comparable sales decrease of 5.3%
  International comparable sales increases of 0.3%; international franchise sales increase of 21.1%, excluding the impact of foreign currency
  13 net unit openings in first quarter of 2018 driven by International operations
  Free cash flow of $31.7 million in the first quarter as compared to $32.3 million in the first quarter of 2017
  2018 outlook reaffirmed

“Although first quarter results were lower than the prior year, they were consistent with our expectations. We remain focused on enhancing our value perception and driving our strategic initiatives,” said Steve Ritchie, President and CEO of Papa John’s.

Operating Highlights (dollars in 000’s, except per share amounts):

	Apr. 1, 2018	Mar. 26, 2017	Decrease %

Total revenue	$427,369	$449,266	-4.9%
Operating income	27,317	43,681	-37.5%
Net income	16,737	28,428	-41.1%
Diluted earnings per share	$0.50	$0.77	-35.1%

All operating highlights are compared to the same period of the prior year, unless otherwise noted.

Consolidated revenues decreased $21.9 million, or 4.9%, for the first quarter of 2018 primarily due to lower comparable sales for North America restaurants and lower North America commissary sales due to lower volumes. These decreases were partially offset by higher International revenues due to an increase in equivalent units and the favorable impact of foreign exchange rates of approximately $2.8 million. Additionally, the first quarter of 2018 included an increase in Other revenues of approximately $2.7 million primarily due to the required reporting of franchise marketing fund contributions as revenues (previously netted with expenses) under the newly adopted revenue recognition standard, Revenue from Contracts with Customers (“Topic 606”); see the “Revenue Recognition and Income Statement Presentation” section below for more details.

Consolidated income before income taxes of $22.4 million for the first quarter of 2018 decreased $19.5 million, or 46.6%, compared to the first quarter of 2017. Income before income taxes, as a percentage of consolidated revenues, was 5.2% for the first quarter of 2018, as compared to 9.3% for the first quarter of 2017. Significant changes in the components of income before income taxes are as follows:

  Domestic Company-owned restaurants operating margin decreased $8.6 million, or 2.7% as a percentage of related revenues, primarily due to lower comparable sales, increased labor costs including higher minimum wages and increased non-owned automobile costs.
  North America franchise royalties and fees decreased $2.8 million, or 10% as compared to the first quarter of 2017, primarily due to lower comparable sales, and an increase in royalty waivers to franchisees.
  North America commissary operating margin decreased $1.4 million, or 0.4% as a percentage of related revenues, primarily due to lower sales volumes.
  International operating margin increased $1.3 million primarily due to higher royalties from increased equivalent units and the favorable impact of foreign exchange rates.
  Other operating margin decreased $718,000, or 3.7%, primarily due to higher advertising spend in the United Kingdom. The “Revenue Recognition and Income Statement Presentation” section below provides more information on our newly reported “Other revenues” and “Other expenses” income statement line items.
  General and administrative (“G&A”) costs increased $3.3 million, or 9.1%, primarily due to an increase in bad debt expense, higher legal fees and an increase in various technology initiative costs.
  Net interest expense increased $3.1 million for the first quarter due to an increase in average outstanding debt, which is primarily due to share repurchases, as well as higher interest rates.

The first quarter 2018 effective income tax rate was 22.3%, representing a decrease of 6.3% from the prior year comparable period rate of 28.6%. This decrease was primarily due to the reduction of the U.S. corporate tax rate effective January 1, 2018 as part of the Tax Cuts and Jobs Act. This decrease was offset by an approximate 3.8% increase in the income tax rate for share based compensation tax deductions, which were unfavorable in 2018 due to the lower stock price of the company as restrictions lapsed on equity awards.

Diluted earnings per share decreased 35.1% to $0.50 for the first quarter of 2018. This decrease was primarily due to a decrease in net income as previously discussed.

	Global Restaurant and Comparable Sales Information

		Apr. 1, 2018	Mar. 26, 2017

	Global restaurant sales (decline) / growth (a)	(1.3%)	4.9%

	Global restaurant sales growth, excluding the impact of foreign currency (a)	(1.0%)	5.5%

	Comparable sales (decline) / growth (b)
	Domestic company-owned restaurants	(6.1%)	3.0%
	North America franchised restaurants	(5.0%)	1.7%
	System-wide North America restaurants	(5.3%)	2.0%

	System-wide international restaurants	0.3%	6.0%

(a)	Includes both company-owned and franchised restaurant sales.

(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first quarter of 2018 and 2017 was as follows (in thousands):

		First Quarter
		Apr. 1,	Mar. 26,
		2018	2017

	Net cash provided by operating activities (a)	$41,036	$47,329
	Purchases of property and equipment (b)	(9,320)	(15,064)
	Free cash flow	$31,716	$32,265

(a)	The decrease of $6.3 million was primarily due to lower net income.

(b)

The decrease of $5.7 million was primarily due to higher capital expenditures in 2017 related to the construction of the company’s new domestic commissary in Georgia, which opened in the third quarter of 2017.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity or performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three months ended April 1, 2018.

Global Restaurant Unit Data

At April 1, 2018, there were 5,212 Papa John’s restaurants operating in all 50 states and in 45 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 31, 2017	708	2,733	3,441	1,758	5,199
Opened	4	18	22	53	75
Closed	(2)	(37)	(39)	(23)	(62)
Acquired	-	31	31	-	31
Sold	(31)	-	(31)	-	(31)
Ending - April 1, 2018	679	2,745	3,424	1,788	5,212

Unit growth (decline)	(29)	12	(17)	30	13

% increase (decrease)	(4.1%)	0.4%	(0.5%)	1.7%	0.3%

The company has added 130 net worldwide units over the trailing four quarters ended April 1, 2018. Our development pipeline as of April 1, 2018 included approximately 1,110 restaurants (160 units in North America and 950 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the first quarter of 2018 and subsequent repurchases through May 1, 2018 (in thousands):

Period	Number of Shares	Cost

First Quarter 2018	2,001	$119,736

April 2, 2018 through May 1, 2018	29	$1,710

There were 33.6 million diluted weighted average shares outstanding for the first quarter of 2018, representing a decrease of 10.2% over the prior year comparable period. Approximately 32.0 million actual shares of the company’s common stock were outstanding as of April 1, 2018.

As previously disclosed, on March 1, 2018 we announced a $100 million accelerated share repurchase agreement (“ASR Agreement”) with Bank of America, N.A. (“BofAML”). Pursuant to the terms of the ASR Agreement, we paid BofAML $100 million in cash. Then on March 6, 2018, we received an initial delivery of approximately 1.3 million shares of common stock for $78.0 million or 78% of the total ASR agreement. Additional shares may be received prior to and/or at final settlement for the remaining $22.0 million, based generally on the average of the daily volume-weighted average prices of the company’s common stock during the term of the ASR Agreement, less a discount. Subsequent to the end of the quarter through May 1, 2018, the Company acquired an additional 28,739 shares at an aggregate cost of $1.7 million through the ASR Agreement.

Cash Dividend

We paid a cash dividend of approximately $7.6 million ($0.225 per common share) during the first quarter of 2018. Subsequent to the first quarter, on May 2, 2018, our Board of Directors declared a second quarter dividend of $0.225 per common share (approximately $7.3 million based on the number of shares outstanding as of May 1, 2018). The dividend will be paid on May 25, 2018 to shareholders of record as of the close of business on May 14, 2018. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

Revenue Recognition and Income Statement Presentation

On January 1, 2018, we adopted the new revenue recognition standard using the modified retrospective method. Under the modified retrospective method, prior period results were not restated to reflect the impact of Topic 606, resulting in reduced comparability between 2018 and 2017 operating results. The impact of adoption includes the following:

  $21.5 million reduction in retained earnings for the opening balance sheet cumulative adjustment.
  $2.4 million increase in total revenues primarily due to the requirement to present revenues and expenses related to marketing funds we control on a “gross” basis. This gross up is reported in the new financial statement line items, Other revenues and Other expenses, as discussed further below; this change in reporting had no significant impact on consolidated pre-tax income results.
  $485,000 decrease in pre-tax income for the first quarter primarily due to the revised method of accounting for franchise fees.
  EPS decrease of approximately $0.01 in the first quarter.

Additional detail on the adoption and 2018 impact of the new revenue recognition standard can be found in our Form 10-Q for the three months ended April 1, 2018 filed with the SEC.

While not required as part of the adoption of Topic 606, our income statement includes newly created Other revenues and Other expenses line items. Other revenues and Other expenses include the Topic 606 “gross up” of revenues and expenses derived from certain domestic and international marketing fund co-ops we control, as previously discussed. Additionally, Other revenues and Other expenses include various reclassifications from North America commissary and other, International expenses and General and administrative expenses to better reflect and aggregate various domestic and international services provided by the company for the benefit of franchisees. Related Quarter 1 of 2017 amounts have also been reclassified to conform to the new 2018 presentation, as detailed in the “Summary of Income Statement Presentation Reclassifications” included with this press release. These reclassifications had no impact on reported total revenues or total costs and expenses. Refer to the ‘Investor Relations’ section on our company website for details of income statement presentation reclassifications for each quarter of 2017.

2018 Outlook

The company is reaffirming its previously issued 2018 outlook, as we expect our initiatives will result in improved sales and operating results in the last half of the year.

Conference Call and Website Information

A conference call is scheduled for May 8, 2018 at 5:00 p.m. Eastern Time to review the company’s first quarter 2018 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 3037279.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, share repurchases, dividends, effective tax rates, the impact of the Tax Cuts and Job Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our initiatives to improve our brand proposition and operating results, including marketing, advertising and public relations initiatives, technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued;
  changes in generally accepted accounting principles including new standards for revenue recognition and leasing; and

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	April 1, 2018	March 26, 2017
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic Company-owned restaurant sales	$190,242	$206,896
North America franchise royalties and fees	24,806	27,607
North America commissary sales	161,713	171,340
International	30,114	25,622
Other revenues	20,494	17,801
Total revenues	427,369	449,266

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	157,319	165,419
North America commissary	151,681	159,957
International expenses	19,030	15,791
Other expenses	20,958	17,547
General and administrative expenses	39,729	36,414
Depreciation and amortization	11,539	10,457
Total costs and expenses	400,256	405,585
Refranchising gain, net	204	-
Operating income	27,317	43,681
Net interest expense	(4,955)	(1,810)
Income before income taxes	22,362	41,871
Income tax expense	4,982	11,972
Net income before attribution to noncontrolling interests	17,380	29,899
Income attributable to noncontrolling interests	(643)	(1,471)
Net income attributable to the company	$16,737	$28,428

Calculation of income for earnings per share:
Net income attributable to the Company	$16,737	$28,428
Change in noncontrolling interest redemption value	-	520
Net income attributable to participating securities	(75)	(117)
Net income attributable to common shareholders	$16,662	$28,831

Basic earnings per common share	$0.50	$0.78
Diluted earnings per common share	$0.50	$0.77

Basic weighted average common shares outstanding	33,279	36,810
Diluted weighted average common shares outstanding	33,552	37,350

Dividends declared per common share	$0.225	$0.20

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 1,	December 31,
	2018	2017
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$31,935	$22,345
Accounts receivable, net	62,949	64,644
Notes receivable, net	4,662	4,333
Income tax receivable	-	3,903
Inventories	28,285	30,620
Prepaid expenses and other current assets	45,519	38,016
Assets held for sale	5,900	6,133
Total current assets	179,250	169,994

Property and equipment, net	229,576	234,331
Notes receivable, less current portion, net	16,084	15,568
Goodwill	86,746	86,892
Deferred income taxes, net	614	585
Other assets	67,547	48,183
Total assets	$579,817	$555,553

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$31,072	$32,006
Income and other taxes payable	10,094	10,561
Accrued expenses and other current liabilities	92,890	70,293
Deferred revenue current	2,400	-
Current portion of long-term debt	20,000	20,000
Total current liabilities	156,456	132,860

Deferred revenue	13,671	2,652
Long-term debt, less current portion, net	568,770	446,565
Deferred income taxes, net	6,125	12,546
Other long-term liabilities	76,993	60,146
Total liabilities	822,015	654,769

Redeemable noncontrolling interests	7,037	6,738

Total stockholders' equity (deficit)	(249,235)	(105,954)
Total liabilities, redeemable noncontrolling interests and stockholders' equity (deficit)	$579,817	$555,553

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	April 1, 2018	March 26, 2017
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$17,380	$29,899
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,539	(417)
Depreciation and amortization	11,539	10,457
Deferred income taxes	(2,004)	1,015
Stock-based compensation expense	2,475	2,736
Gain on refranchising	(204)	-
Other	1,903	769
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	86	(1,048)
Income tax receivable	3,903	2,372
Inventories	2,193	2,425
Prepaid expenses and other current assets	4,880	3,440
Other assets and liabilities	(514)	(1,577)
Accounts payable	1,209	(5,239)
Income and other taxes payable	(466)	7,817
Accrued expenses and other current liabilities	(3,103)	(5,164)
Deferred revenue	220	(156)
Net cash provided by operating activities	41,036	47,329

Investing activities
Purchases of property and equipment	(9,320)	(15,064)
Loans issued	(563)	(715)
Repayments of loans issued	1,636	863
Acquisitions, net of cash acquired	-	(21)
Proceeds from divestitures of restaurants	3,690	-
Other	114	7
Net cash used in investing activities	(4,443)	(14,930)

Financing activities
Repayments of term loan	(5,000)	-
Net (repayments) proceeds of revolving credit facility	127,000	(5,575)
Cash dividends paid	(7,565)	(7,354)
Tax payments for equity award issuances	(1,342)	(2,259)
Proceeds from exercise of stock options	1,770	3,248
Acquisition of Company common stock	(141,736)	(13,075)
Distributions to noncontrolling interest holders	(432)	(702)
Other	183	396
Net cash used in financing activities	(27,122)	(25,321)

Effect of exchange rate changes on cash and cash equivalents	119	74
Change in cash and cash equivalents	9,590	7,152
Cash and cash equivalents at beginning of period	22,345	15,563

Cash and cash equivalents at end of period	$31,935	$22,715

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Summary of Income Statement Presentation Reclassifications

	Three Months Ended March 26, 2017
	As reported	Reclassifications	Adjusted
(In thousands, except per share amounts)
Revenues:
Domestic company-owned restaurant sales	$206,896	$-	$206,896
North America franchise royalties and fees	27,607	-	27,607
North America commissary and other sales (1)	186,245	(14,905)	171,340
International (2)	28,518	(2,896)	25,622
Other revenues (1) (2)	-	17,801	17,801
Total revenues	449,266	-	449,266

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	165,419	-	165,419
North America commissary and other expenses (1)	173,712	(13,755)	159,957
International expenses (2)	17,990	(2,199)	15,791
Other expenses (1) (2) (3)	-	17,547	17,547
General and administrative expenses (3)	38,007	(1,593)	36,414
Depreciation and amortization	10,457	-	10,457
Total costs and expenses	405,585	-	405,585

Operating income	43,681	-	43,681
Net interest expense	(1,810)	-	(1,810)
Income before income taxes	41,871	-	41,871
Income tax expense	11,972	-	11,972
Net income before attribution to noncontrolling interests	29,899	-	29,899
Income attributable to noncontrolling interests	(1,471)	-	(1,471)
Net income attributable to the company	$28,428	$-	$28,428

Calculation of income for earnings per share:
Net income attributable to the company	$28,428	$-	$28,428
Change in noncontrolling interest redemption value	520	-	520
Net income attributable to participating securities	(117)	-	(117)
Net income attributable to common shareholders	$28,831	$-	$28,831

Basic earnings per common share	$0.78	$-	$0.78
Diluted earnings per common share	$0.77	$-	$0.77

Basic weighted average common shares outstanding	36,810	-	36,810
Diluted weighted average common shares outstanding	37,350	-	37,350

Dividends declared per common share	$0.20	$-	$0.20

(1)	Includes reclassification of previous amounts reported in North America commissary and other sales and expenses including print and promotional items, information systems and related services used in restaurant operations, including our point of sale system, online and other technology-based ordering platforms.

(2)	Includes reclassification of previous amounts reported in International related to advertising expenses and rental income and expenses for United Kingdom head leases which are subleased to United Kingdom franchisees.

(3)	Includes reclassification of various technology related expenditures for fee-based services discussed in (1) above and advertising expenses to be consistent with 2018 presentation.

CONTACT:
Papa John’s International, Inc.
Joe Smith, 502-261-7272
Senior Vice President, Chief Financial Officer